Exhibit 10.10
Execution Copy
CONSULTING AGREEMENT
          This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of March __, 2011 to be effective April 1, 2011 (the “Effective Date”) by and between Staffmark Holdings, Inc., a Delaware corporation (“Company”), and Frederick L. Kohnke, an individual (“Consultant”).
WITNESSETH:
          WHEREAS, Company desires to engage Consultant to perform certain consulting services, and Consultant desires to provide such consulting services to Company, all in accordance with the terms and conditions of this Agreement; and
          WHEREAS, Consultant was previously employed by Company pursuant to that certain Amended and Restated Employment Agreement dated as of January __, 2008 (the “Employment Agreement”).
          NOW, THEREFORE, in consideration of the forgoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. THE SERVICES.
          1.1 Engagement of Consultant; Scope of Services. Subject to the terms and conditions of this Agreement, Company hereby engages Consultant as an independent contractor, on a non-exclusive basis, to provide to Company such management consulting services as may from time to time be reasonably requested by Company and agreed by Consultant (the “Services”), and Consultant hereby accepts such engagement. Consultant shall complete the Services in accordance with such time schedule(s) as may be mutually agreed by the parties from time to time.
          1.2 Independent Contractor. The parties hereto expressly agree that Consultant is performing the Services as an independent contractor of Company and not as an officer, employee, partner or agent of Company. Consultant will have no right or authority to assume or create any obligation of any kind or to make any representation or warranty, whether expressed or implied, on behalf of Company or to bind Company in any respect whatsoever. Notwithstanding the foregoing, Consultant and Company hereby agree that Company shall withhold taxes on all payments to Consultant of service fees hereunder as if Consultant were an employee of Company.
2. COMPENSATION.
          2.1 Service Fees. In consideration of Consultant’s performance of the Services in a manner reasonably acceptable to Company for the term hereof, Company hereby agrees to pay to Consultant an aggregate fee of $1,091,796.88, which fee shall be due and payable in the four (4) quarterly installments and on or before the dates as set forth in the following table:

Due Date	Installment Amount
April 15, 2011	$253,906.24
July 15, 2011	$279,296.88
October 15, 2011	$279,296.88
December 31, 2011	$279,296.88
Total	$1,091,796.88
          2.2 Expenses. Company agrees to reimburse Consultant for pre-approved reasonable out of pocket expenses, if any, actually incurred by Consultant in the performance of the Services. Notwithstanding the foregoing, Consultant shall obtain Company’s express written consent prior to incurring expenses.
          2.3 Stock Options. In consideration of Consultant’s agreement to perform the Services, each of those certain Stock Option Agreements dated as of August 2, 2006, January 21, 2008, July 29, 2009 and December 21, 2010 and entered into between Company and Consultant, shall be and hereby are deemed amended as of the date of termination of Consultant’s employment under the Employment Agreement, such that all options granted to Consultant thereunder but not otherwise vested as of such termination date are vested as of such date. Consultant hereby acknowledges that the Company has made no representations as to whether any of the stock options may qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 (as amended), and that any or all of such stock options may, notwithstanding any intention of the parties at the time of granting such options, upon exercise, produce taxable wage income subject to withholding. In the event of any such production of taxable wage income upon exercise, Consultant agrees to promptly pay to the Company in cash such amount as the Company may reasonably determine is necessary in order for it to fully satisfy any such withholding obligation.
3. REPRESENTATIONS.
          3.1 Representations. Consultant hereby represents and warrants to Company that: (i) Consultant will render high quality Services in a professional and timely manner in accordance with generally accepted standards for the services rendered; (ii) Consultant’s execution and performance of this Agreement will not violate any provision of, or conflict with, any agreement or obligation to which Consultant may be bound; and (iii) this Agreement, when executed, will constitute a valid and legally binding obligation of Consultant, enforceable against Consultant in accordance with the terms and conditions herein.
          3.2 Indemnification. Consultant hereby covenants and agrees to indemnify Company and to defend and hold Company harmless from and against any and all liabilities, damages, costs and expenses (including attorneys’ fees) arising out of or resulting from any claim, action or other proceeding (including any proceeding by any of the Consultant’s agents or contractors), based upon: (i) any breach of this Agreement by Consultant; or (ii) any act or omission resulting from the bad faith, gross negligence or willful misconduct of Consultant in the performance of the Services hereunder.

4. PROPRIETARY RIGHTS; CONFIDENTIALITY.
          4.1 Ownership. Company shall be the sole and exclusive owner of all products, devices, computer programs, techniques, procedures, discoveries, inventions, methodologies, improvements, know-how and original works of authorship, and all materials, texts, drawings, specifications, reports, data and other recorded information, in preliminary or final form, that result from or are suggested by Consultant in connection with the Services, or that are created, developed, conceived, reduced to practice, developed, discovered, invented or made by Consultant (whether solely or jointly with others) in connection with Consultant’s performance of the Services. To the extent permitted under the U.S. Copyright Act (or any successor statute), all of the foregoing (the “Proprietary Materials”) will constitute “works made for hire,” and the ownership of such Proprietary Materials will vest in Company at the time they are created. To the extent the Proprietary Materials are not “works made for hire” under applicable copyright laws, Consultant hereby assigns and transfers to Company all right, title and interest that Consultant may now or hereafter have in the Proprietary Materials. Consultant agrees to (i) promptly disclose to Company the creation or existence of all Proprietary Materials, and (ii) take such action as Company may request to evidence, transfer, vest or confirm Company’s right, title and interest in the Proprietary Materials.
          4.2 Company Property. Title to any and all Company property which is furnished or provided to, created by or obtained by Consultant hereunder shall remain in Company (the “Company Property”).
          4.3 Nondisclosure of Proprietary Information. In performing the Services, Consultant may be entrusted with information, whether disclosed in written, verbal or visual form, relating to the business, strategy, technology, products, marketing plans, financial condition, employees, vendors, partners and/or customers of Company (“Confidential Information”). Such Confidential Information will be labeled as such or will be reasonably obvious from its contents. Consultant: (i) shall treat all such Confidential Information as strictly confidential; (ii) shall use such Confidential Information only for the purposes contemplated in this Agreement; (iii) shall protect such Confidential Information, whether in storage or in use, with the same degree of care as Consultant uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, and (iv) shall not disclose such Confidential Information to any third party.
          4.4 Exclusions. The provisions of Section 4.3 shall not apply to any Confidential Information which: (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of Consultant; (ii) was lawfully obtained by Consultant from a third party without breach of this Agreement and otherwise not in violation of Company’s rights; (iii was known to Consultant at the time of disclosure as shown by Consultant’s records in existence at the time of disclosure; or (iv) is required to be disclosed pursuant to the order of any court or governmental agency.
          4.5 Return. Upon the expiration or termination of this Agreement, and in any event upon Company’s request at any time, Consultant shall (i) return to Company, or destroy in a manner acceptable to Company, all Company Property, including, without limitation, any property (including any copies, extracts or summaries thereof) embodying Confidential Information, and (ii) certify in writing to Company, within 10 days following Company’s request, that all Company Property has been returned or destroyed.
          4.6 Injunctive Relief. Company and Consultant acknowledge that the extent of damages in the event of the breach of any provision of Section 4 would be difficult or impossible to ascertain,

and that there will be available no adequate remedy at law in the event of any such breach. Each party therefore agrees that in the event Consultant breaches any provision of Section 4, Company will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.
5. TERM AND TERMINATION.
          5.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter, unless renewed upon the mutual written agreement of the parties or unless sooner terminated in accordance with the provisions of this Section 5.
          5.2 Termination. This Agreement may be terminated prior to the end of the term only (i) by Consultant for any reason immediately upon written notice of termination to Company, (ii) by Company in the event of Consultant’s criminal felony conviction or acts of misappropriation or embezzlement against Company, in each case, occurring on or after the execution of this Agreement, upon written notice of termination to Consultant, or (iii) by Company for any other reason, including Consultant’s death or upon Consultant’s incapacity due to physical or mental illness, immediately upon written notice of termination to Consultant. Upon termination pursuant to this Section 5, Consultant shall terminate all Services and deliver to Company all Company Property in Consultant’s possession or under Consultant’s control, and Company shall have no further obligation to Consultant except: (x) in connection with a termination pursuant to clauses (i) or (ii), to compensate Consultant for Services performed (and reimburse any approved expenses incurred) prior to the date of such termination; and (y) in connection with a termination pursuant to clause (iii), to timely pay Consultant (or his heirs or legal representative) the remaining installment payments set forth in Section 2.1 and to reimburse Consultant for any approved and incurred expenses.
6. GENERAL.
          6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Consultant shall not be entitled to assign, sub-contract or transfer any or all of its rights or obligations under this Agreement, including but not limited to, subcontracting any Services or work to be performed hereunder, without the prior express written consent of Company.
          6.2 Employment Agreement. Consultant hereby acknowledges and agrees that, conditioned only upon payment to Consultant of all amounts due to Consultant under Section 2.1 hereof, Company has satisfied, and Consultant hereby releases Company from, all its obligations to Consultant under Section 4 of the Employment Agreement to pay to Consultant, in his capacity as “Executive” thereunder, all Annual Base (as defined in the Employment Agreement) and performance bonuses, if any, to which Consultant was or is entitled in connection with the termination of his employment with Company. Company hereby agrees that it shall be obligated to make available to Consultant continued eligibility and coverage under the Company’s medical, dental and health plans as is provided in Section 4.4 of the Employment Agreement, the cost for which shall be borne by Company; provided, however, that Consultant acknowledges and agrees that this obligation does not extend to any life and/or disability insurance policies or benefits.
          6.3 Binding Effect; Amendment. This Agreement constitutes the entire agreement between Company and Consultant regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and communications between Company and Consultant regarding the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement.
          6.4 Notices. All notices, consents and other communications hereunder shall be provided in writing and shall be delivered personally, by registered or certified airmail letter (return receipt requested), by courier or by facsimile or similar method of communication, to the parties at such addresses as the parties shall provide each to the other, and shall be deemed effective upon dispatch.
          6.5 Headings. The heading and sections used in this Agreement are intended for reference purposes only and shall not affect in any way the interpretation, meaning or construction of any provision of this Agreement.
          6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the conflicts of law principles thereof.
          6.7 Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.
          6.8 Survival. The terms and conditions contained in (i) Section 4 and (ii) such other sections and/or subsections of this Agreement that by their sense and context are intended to survive the performance by either or both parties hereunder, in each case, shall survive the completion of performance, cancellation or termination of this Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
COMPANY:

STAFFMARK HOLDINGS, INC.
By:	/s/ Patrick Maciariello
	Name:	Patrick Maciariello
	Title:	Secretary

CONSULTANT:
FREDERICK L. KOHNKE,
     an individual
/s/ Frederick L. Kohnke